Exhibit 99.1

Kezar Provides Statement Regarding COVID-19 Pandemic

SAN FRANCISCO, Calif., April 9, 2020 -- Kezar Life Sciences, Inc. (Nasdaq: KZR), a clinical-stage biotechnology company discovering and developing novel small molecule therapeutics to treat unmet needs in autoimmunity and cancer, today issued the following statement regarding the COVID-19 pandemic:

We would like to express our sincerest gratitude for all of the healthcare workers and other responders on the frontlines working tirelessly to combat this global pandemic. This pandemic has affected us all, and we wanted to share Kezar’s response during this time of crisis and provide a brief update on our research and development activities and overall business operations.

The health and safety of our employees and of those involved in our clinical trials is paramount.  On March 10th, as the threat of COVID-19 became ever more evident, we recommended that our employees begin working from home.  Our passionate team of professionals has adapted well, and work across the company has largely continued apace.

Over the last few weeks, we have been in close communication with the investigators and site staff participating in our three clinical trials with KZR-616.  While the situation is still rapidly evolving, it’s clear that everyone, everywhere is affected by this unprecedented health crisis. The feedback we are receiving from investigators speaks to different degrees of slowdown depending on the nature of the site and its geographic location. For example, private specialty clinics are often less impacted than large academic medical centers, which are currently unable to screen new patients as their resources are being realigned to care for patients with COVID-19.  In addition, the severity of slowdowns varies from country to country. The diversity of our investigator base and an adequate drug supply has enabled us to keep our clinical trials with KZR-616 active at this time.

As a result of this slowdown, we anticipate delays in our previously anticipated clinical development and data release milestones for KZR-616.  However, as the Phase 1b portion of our MISSION study is open-label, we will continue to receive data during the course of 2020. The next updated data release for the Phase 1b portion is expected to occur in conjunction with a major medical conference by the end of the second quarter.

Going forward, our plan is to work closely with all of our sites to assess COVID-19 impacts and to provide them with guidance for patients to safely continue on study. We look forward to providing updates to our clinical development programs with KZR-616 as we gain more clarity over the coming months.

With regard to our Protein Secretion program, we are happy to share that preclinical work with KZR-261 remains on track for an Investigational New Drug application in the first quarter of 2021.  Our excitement for this novel mechanism continues to grow, and we look forward to sharing more preclinical data at major medical and scientific conferences in 2020.

Finally, we are grateful for the strong cash position we currently enjoy due to the closure of a successful financing in February, which was driven by overwhelming support from existing and new stockholders. We currently estimate that our cash, cash equivalents and marketable securities as of March 31, 2020 was approximately $123 million (unaudited), subject to further review.  We believe this balance will be sufficient to fully fund the company into the third quarter of 2022.  As more information around the ongoing COVID-19 pandemic emerges, we will continue to re-evaluate our operating plans and adjust overall expenses as necessary to further extend our cash runway.

We thank all of our stakeholders for their support of our work here at Kezar Life Sciences. Our team remains steadfast in our commitment to the healthcare community at large and providing treatment options for patients in need.  May you and your loved ones stay safe and healthy during this unsettled time.

About Kezar Life Sciences

Based in South San Francisco, Kezar Life Sciences is a clinical-stage biotechnology company committed to revolutionizing treatments for patients with autoimmune diseases and cancer. Kezar is translating its innovative research on the immunoproteasome and protein secretion pathways to advance novel therapeutic approaches. KZR-616, a first-in-class selective immunoproteasome inhibitor, is being evaluated in severe autoimmune diseases, including systemic lupus erythematosus (SLE), lupus nephritis (LN), dermatomyositis (DM), polymyositis (PM), autoimmune hemolytic anemia (AIHA) and immune thrombocytopenia (ITP). Additionally, Kezar has nominated KZR-261 as its first clinical candidate for the treatment of cancer from its protein secretion program and is undergoing IND-enabling activities or the program.

Cautionary Note on Forward-looking Statements

This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “may,” “will,” “should,” “expect,” “believe”, “anticipate” and similar expressions (as well as other words or expressions referencing future events, conditions or circumstances) are intended to identify forward-looking statements. These forward-looking statements are based on Kezar’s expectations and assumptions as of the date of this communication. Each of these forward-looking statements involves risks and uncertainties that could cause Kezar’s clinical development programs, future results or performance to differ materially from those expressed or implied by the forward-looking statements. Forward-looking statements contained in this communication include, but are not limited to, statements about the company’s financial position and cash runway, the company’s cash, cash equivalents and marketable securities balance, the timing and amount of future operating expenses, the timing, scope, status and results of clinical trials, the anticipated timing of disclosing results of clinical trials and pre-clinical studies, and the anticipated timing of regulatory filings. Many factors may cause differences between current expectations and actual results, including the disruption of our business and clinical trials from the global outbreak of a novel strain of coronavirus (COVID-19), completion of Kezar’s quarter-end closing procedures, clinical trial site activation or enrollment rates that are lower than expected, unexpected safety or efficacy data observed during preclinical or clinical studies, the uncertainties and timing of the regulatory approval process, and unexpected litigation or other disputes. Other factors that may cause actual results to differ from those expressed or implied in the forward-looking statements in this communication are discussed in Kezar’s filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” contained therein. Except as required by law, Kezar assumes no obligation to update any forward-looking statements contained herein to reflect any change in expectations, even as new information becomes available.

CONTACT:

Celia Economides, MPH

SVP, Strategy & External Affairs

ceconomides@kezarbio.com